Exhibit 99.1

FOR IMMEDIATE RELEASE

Meg Whitman of eBay Inc. to Join DreamWorks Animation Board of Directors

Glendale, California – April 21, 2005 – DreamWorks Animation announced today the election of Margaret C. Whitman to its board of directors.

“Meg is someone that both Roger Enrico and I have been courting to join our board of directors for many months,” stated Jeffrey Katzenberg, DreamWorks Animation CEO. “Having had the opportunity to work with her in the past, I know first hand what an exceptional talent she is and believe that her expertise in building a global brand combined with her consumer technology experience really makes her a perfect fit for our company.”

As president and CEO of eBay since March 1998, Meg has led the company to become “The World’s Online Marketplace” and has helped reshape how commerce takes place around the world. Prior to joining eBay, Meg was general manager of Hasbro’s Preschool Division responsible for global management and marketing of some of the world’s best-known children’s brands including Playskool. Among her many accolades, Time named Meg one of the world’s 100 most influential people in 2004 and 2005, and Fortune ranked her one of the 25 most powerful people in business and the most powerful woman in American business in 2004.

DreamWorks Animation’s board of directors also includes: Roger Enrico, Chairman of DreamWorks Animation SKG, Inc.; Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation SKG, Inc.; Paul Allen, Chairman of Vulcan, Inc.; Lewis W. Coleman, Former President of Gordon and Betty Moore Foundation; David Geffen, Co-Founder of DreamWorks; Mellody Hobson, President of Ariel Capital Management; Nathan Myhvrold, Chief Executive Officer of Intellectual Ventures; and Howard Schultz, Chairman and Chief Global Strategist of Starbucks Corporation.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The company has theatrically released a total of eight animated feature films, including Antz, Shrek, Shrek 2 and Shark Tale. DreamWorks Animation’s next release will be Madagascar, scheduled to open on May 27, 2005.

Contacts:

Investors	Media

Rich Sullivan	Jim Barron/Carrie Bloom
DreamWorks Animation Investor Relations	Citigate Sard Verbinnen
(818) 695-3900	212-687-8080
ir@dreamworksanimation.com	dwa@sardverb.com

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